SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934
Date of Report (Date of earliest event reported): June 22, 2015

ProAssurance Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-16533	63-1261433
(State of Incorporation)	(Commission File No.)	(IRS Employer I.D. No.)

100 Brookwood Place, Birmingham, Alabama	35209
(Address of Principal Executive Office )	(Zip code)

Registrant’s telephone number, including area code: (205) 877-4400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-(c) under the Exchange Act (17CFR 240.13e-(c))

Item 1.01	Entry into a Material Definitive Agreement
We are describing an amendment of our Revolving Credit Agreement under "Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant." That description is hereby incorporated by reference into this Item 1.01

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
On June 19, 2015, ProAssurance Corporation amended its revolving line of credit facility to add an accordion option which, if exercised, would expand the available line of credit by $50 million to $250 million. This amendment modifies the terms of the original facility that was originally entered into on April 15, 2011 and subsequently amended.
Two lenders, Cadence Bank, N.A. and Regions Bank, N.A., were added to the facility and two lenders, JPMorgan Chase Bank, N.A. and The Northern Trust Company, withdrew from the facility. Each newly added lender has committed $25 million to the credit facility.
In addition to the new lenders added effective June 19, 2015, the facility includes U.S. Bank N.A.,
Wells Fargo Bank, N.A., Branch Banking & Trust Company (BB&T), First Tennessee Bank, N.A.,
and Key Bank. The facility is priced at Libor +0.50% for secured draws, and Libor + 1.25% for unsecured draws and will now mature on June 19, 2020.
Additionally, the amendment replaces a net worth covenant with new language requiring us to at all times maintain a consolidated net worth of not less than $1,340,800,000.
Under the terms of the Agreement, we may borrow up to the aggregate amount of the unused commitments under the revolving facility at any time prior to the termination of the Agreement. The interest rate we will pay depends on our credit ratings at the time we borrow the money, and on whether the borrowing is secured or unsecured. The Agreement contains customary representations, covenants and events in the event of default.
We anticipate that any funds we borrow under terms of the Revolving Credit Agreement will be used for general corporate purposes, including, but not limited to, use as short-term working capital, funding for share repurchases as authorized by our Board, and for support of other activities we enter into in the normal course of business including mergers and acquisitions.
We maintain various relationships, including the provision of financial services such as cash management and investment custodial arrangements and investment banking with some of the lenders participating in this Agreement.

SIGNATURE
Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: June 22, 2015
PROASSURANCE CORPORATION
by: /s/ Frank B. O’Neil
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Frank B. O’Neil
Senior Vice-President

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